PRESS RELEASE

SEACOR MARINE ANNOUNCES RESULTS FOR ITS
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2017

Houma, Louisiana
November 9, 2017

FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company”), a leading provider of global marine and support transportation services to offshore oil and gas exploration, development and production facilities worldwide, today announced results for its third quarter and nine months ended September 30, 2017.
For the third quarter and nine months ended September 30, 2017, net loss attributable to SEACOR Marine Holdings Inc. was $20.5 million ($1.25 per diluted share) and $61.9 million ($3.51 per diluted share), respectively.
For the third quarter and nine months ended September 30, 2016, net loss attributable to SEACOR Marine Holdings Inc. was $27.9 million ($1.58 per diluted share) and $70.5 million ($3.99 per diluted share), respectively. Net loss attributable to SEACOR Marine Holdings Inc. for the preceding quarter ended June 30, 2017 was $34.0 million ($1.93 per diluted share).
Results for the third quarter ended September 30, 2017 included the following:

•	Improved direct vessel profit (“DVP”) generated by operating regions of $9.4 million compared with $1.5 million in the preceding quarter primarily due to higher operating revenues.

•
A reduction in administrative and general expenses to $10.3 million compared with $21.7 million in the preceding quarter primarily due to $10.1 million of one-time costs incurred in the preceding quarter associated with the Company’s spin-off from SEACOR Holdings Inc. (the Company’s former parent company, “SEACOR Holdings”) on June 1, 2017.

•	Impairment charges of $9.9 million primarily associated with fully writing down two in-service specialty vessels to scrap value.

•	An impairment charge of $8.3 million, net of tax, related to the Company’s investment in a jack-up drilling rig owned by Dynamic Offshore Drilling.
John Gellert, the Company’s Chief Executive Officer, commented:
“Results for the quarter improved and we remain optimistic for our future prospects. Higher oil and gas prices are generating positive cash flow for our customers and should build a foundation for an eventual recovery in offshore activity.
Our fleet is focused on passenger transport via high speed, aluminum hull fast support vessels and on platform and well maintenance services utilizing liftboats. On a fleet-wide basis, we are currently transporting over 30,000 passengers per month in offshore markets worldwide. Our customers’ focus on cost control continues to drive demand for our vessels as a cost effective alternative to helicopters.
Our liftboat results reflect an improved summer season in the U.S. Gulf of Mexico and include the commencement of long-term charters for two liftboats, one in Mexico and one in the Middle East. The long-term charters should buffer our results as we enter the winter months in the U.S. Gulf of Mexico, a period of seasonally lower activity, especially for liftboats.
The quarter included costs to mobilize and re-activate vessels to position our fleet to capture opportunities. Consistent with our financial discipline, we fully expense these costs as incurred instead of amortizing them.

We continue to actively manage our assets by pruning our fleet of vessels which we do not believe will be competitive in our markets. Optimizing the size and mix of our fleet, operating expenses and shore side support infrastructure within a highly variable market is a balance we continue to manage.
The market for offshore vessel services remains challenging. Because of the diversity and versatility of our fleet, our active fleet management, our financial discipline and our strong liquidity position, we believe that we are well positioned.”
A comparison of results for the third quarter ended September 30, 2017 with the preceding quarter ended June 30, 2017 is included below.
Operating Revenues. Time charter revenues were $6.5 million higher compared with the preceding quarter. On a total fleet basis, time charter revenues increased by $2.8 million from improved utilization, $2.7 million from net fleet additions, $0.9 million due to the repositioning of vessels between geographic regions, and $0.5 million due to favorable changes in currency exchange rates. Time charter revenues decreased by $0.4 million due to a reduction in average rates per day worked. Other marine services revenues were $1.0 million lower compared with the preceding quarter.
During the six months ended September 30, 2017 (the period over which the comparisons in this release are presented), the Company acquired seven fast support vessels (including Sea-Cat Crewzers’ four high speed catamarans resulting from the Company’s acquisition in the preceding quarter of its partners’ 50% interests), acquired one supply vessel and sold one supply vessel. In addition, the Company reactivated nine vessels from cold-stacked status, cold-stacked six previously active vessels and removed from service two previously cold-stacked vessels.
On a total fleet basis, excluding wind farm utility vessels but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet increased from 43% to 49%, and average rates per day worked increased by 2% from $8,431 to $8,565. Days available for charter were 2% higher primarily due to net fleet additions and more operating days during the quarter. This release includes a table presenting time charter statistics by vessel class.
Direct Vessel Profit (“DVP”) by Region. DVP generated by the Company’s operating regions was $9.4 million compared with $1.5 million in the preceding quarter, an improvement of $7.9 million. In addition to improved operating revenues of $5.5 million, operating expenses (excluding leased-in equipment) were $2.4 million lower compared with the preceding quarter. As compared with the preceding quarter, third quarter results included higher personnel costs of $0.6 million associated with net fleet additions, higher repairs, maintenance and drydocking costs of $1.3 million associated with the net reactivation of cold-stacked vessels and lower insurance and loss reserve costs of $0.7 million. In addition, the preceding quarter results included the replacement of main engines in two fast support vessels for $4.0 million. Results by region were as follows:
United States, primarily Gulf of Mexico. Direct vessel loss was $2.1 million compared with $1.1 million in the preceding quarter, a $1.0 million decline. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 13% to 16%, and average rates per day worked decreased by 25% from $9,619 to $7,212. Days available for charter decreased by 5% primarily due to the repositioning of vessels between geographic regions. Operating expenses (excluding leased-in equipment) were $0.6 million higher compared with the preceding quarter primarily due to higher personnel costs of $0.4 million associated with fleet additions, higher repairs, maintenance and drydocking costs of $1.1 million associated with the net reactivation of cold-stacked vessels and $0.3 million associated with the active fleet, lower insurance and loss reserve costs of $0.6 million and lower running costs of $0.7 million associated with the repositioning vessels between geographic regions. As of September 30, 2017, the Company had 31 of 42 owned and leased-in vessels cold-stacked in the U.S. (nine anchor handling towing supply vessels, 12 fast support vessels, nine liftboats and one specialty vessel) compared with 32 of 42 vessels as of June 30, 2017. As of September 30, 2017, the Company had one anchor handling towing supply vessel, one fast support vessel and one supply vessel retired and removed from service in this region.
Africa, primarily West Africa. DVP was $2.6 million compared with a direct vessel loss of $1.3 million in the preceding quarter, a $3.9 million improvement. Time charter revenues were $1.9 million higher primarily due to fleet additions of $1.6 million. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 67% to 71%, and average rates per day worked increased by 3% from $10,348 to $10,611. Days available for charter increased by 14% primarily due to fleet additions. Operating expenses (excluding leased-in equipment) were $2.5 million lower compared with the preceding quarter primarily due to the replacement of main engines in one fast support vessel during the preceding quarter for $2.0 million. As of September 30, 2017, the Company had one of 14 owned and leased-in vessels cold-stacked in Africa (one specialty vessel) compared with one of 14 vessels as of June 30, 2017. As of September 30, 2017, the Company had one fast support vessel retired and removed from service in this region.

Middle East and Asia. Direct vessel loss was $0.5 million compared with $3.3 million in the preceding quarter, a $2.8 million improvement. Time charter revenues were $2.1 million higher primarily due to increased utilization of $1.6 million. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 55% to 61%, and average rates per day worked increased by 8% from $6,580 to $7,138. Days available for charter increased by 6% primarily due to fleet additions and the repositioning of vessels between geographic regions. Operating expenses (excluding leased-in equipment) were $1.2 million lower compared with the preceding quarter primarily due to the replacement of main engines in one fast support vessel during the preceding quarter for $2.0 million. As of September 30, 2017, the Company had one of 25 owned and leased-in vessels cold-stacked in the Middle East and Asia (one windfarm utility vessel) compared with three of 23 vessels as of June 30, 2017.
Brazil, Mexico, Central and South America. DVP was $2.2 million compared with $1.0 million in the preceding quarter, a $1.2 million improvement. Time charter revenues were $1.4 million higher due to the repositioning of vessels between geographic regions. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 0% to 49%, and average rates per day worked increased from $0 to $16,060. Days available for charter increased by 75% primarily due to the repositioning of vessels between geographic regions. Operating expenses (excluding leased-in equipment) were $0.3 million higher compared with the preceding quarter due to the repositioning of vessels between geographic regions. As of September 30, 2017, the Company had one of four owned and leased-in vessels cold-stacked in Brazil, Mexico, Central and South America (one fast support vessel) compared with one of four vessels as of June 30, 2017. As of September 30, 2017, the Company had one supply vessel retired and removed from service in this region.
Europe, primarily North Sea. DVP was $7.2 million compared with $6.2 million in the preceding quarter, a $1.0 million improvement. Time charter revenues were $1.3 million higher primarily as a result of improved utilization of $0.7 million and favorable changes in currency exchange rates of $0.5 million. For the standby safety fleet, utilization increased from 80% to 84%, and average rates per day worked increased from $8,457 to $8,650. For the windfarm utility vessels, utilization decreased from 95% to 94%, and average rates per day worked increased from $2,124 to $2,221.
Administrative and general. Administrative and general expenses were $11.4 million lower compared with the preceding quarter primarily due to one-time costs associated with the Company’s spin-off from SEACOR Holdings on June 1, 2017. During the preceding quarter, the Company incurred additional expenses of $6.7 million on the accelerated vesting of share awards previously granted to Company personnel by SEACOR Holdings and an additional expense of $3.4 million resulting from non-deductible spin-off related expenses reimbursed to SEACOR Holdings.
Asset Dispositions and Impairments. During the third quarter, the Company recognized impairment charges of $9.9 million associated with one fast support vessel removed from service and two specialty vessels. In addition, the Company sold two offshore support vessels previously retired and removed from service and other equipment for net proceeds of $0.2 million and gains of $0.2 million.
During the preceding quarter, the Company recognized impairment charges of $5.7 million primarily associated with one leased-in supply vessel removed from service as it is not expected to be marketed prior to the expiration of its lease. In addition, the Company sold one supply vessel, two offshore support vessels previously retired and removed from service and other equipment for net proceeds of $1.3 million and losses of $0.6 million.
Derivative gains (losses). Net derivative gains during the third quarter were due to a $13.0 million reduction in the fair value of the Company’s conversion option liability on its 3.75% Convertible Senior Notes. The reduction in the conversion option liability was primarily the result of declines in the Company’s share price and estimated credit spread.
Income tax benefit. The Company’s effective income tax rate was 27.9% in the third quarter and 26.6% in the preceding quarter primarily due to losses of foreign subsidiaries not benefited and non-deductible expenses associated with the Company’s participation in SEACOR Holdings’ share award plans. In addition, the preceding quarter included non-deductible spin-off related expenses reimbursed to SEACOR Holdings.
Equity in earnings (losses) of 50% or less owned companies. Equity losses were $7.3 million compared with equity earnings of $1.6 million in the preceding quarter primarily due to an impairment charge of $8.3 million, net of tax, related to the Company’s investment in Dynamic Offshore Drilling. The Company recognized an other than temporary decline in the fair value of its equity investment upon Dynamic Offshore’s unsuccessful bid on a charter renewal for its jack-up drilling rig with a customer during the third quarter. Its existing charter terminates in February 2018.

Capital Commitments. As of September 30, 2017, the Company had unfunded capital commitments of $68.9 million that included four fast support vessels, three supply vessels and two wind farm utility vessels. The Company’s capital commitments by year of expected payment are as follows (in thousands):

Remainder of 2017	5,195
2018	40,932
2019	21,106
2020	1,645
$68,878
Liquidity and Debt. As of September 30, 2017, the Company’s balances of cash, cash equivalents, restricted cash, and construction reserve funds totaled $177.4 million and its total outstanding debt was $316.7 million (net of $34.4 million in discount and issue costs).

* * * * *
SEACOR Marine provides global marine and support transportation services to offshore oil and gas exploration, development and production facilities worldwide. SEACOR Marine currently operates a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provides construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act and related regulations are repealed, liability, legal fees and costs in connection with the provision of emergency response services, such as the response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, including as a result of the recent vote in the U.K. to leave the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Jones Act and related regulations on the amount of foreign ownership of the Company’s Common Stock, operational risks, effects of adverse weather conditions and seasonality, adequacy of insurance coverage, the ability to remediate the material weaknesses the Company has identified in its internal controls over financial reporting, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in “Risk Factors” included in the Information Statement filed as Exhibit 99.1 to Amendment No. 3 to the Company’s Registration Statement on Form 10 and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.
For all other requests, contact Erica Bartsch at (212) 446-1875 or ebartsch@seacormarine.com.

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating Revenues	$47,813	$54,125	$124,440	$171,275
Costs and Expenses:
Operating	41,258	41,159	119,119	134,254
Administrative and general	10,318	10,588	43,849	34,915
Depreciation and amortization	15,622	14,213	42,758	44,305
	67,198	65,960	205,726	213,474
Losses on Asset Dispositions and Impairments, Net	(9,744)	(29,233)	(11,243)	(49,970)
Operating Loss	(29,129)	(41,068)	(92,529)	(92,169)
Other Income (Expense):
Interest income	354	973	1,479	3,371
Interest expense	(4,295)	(2,512)	(12,023)	(7,455)
SEACOR Holdings management fees	—	(1,925)	(3,208)	(5,775)
SEACOR Holdings guarantee fees	(21)	(80)	(172)	(237)
Marketable security gains (losses), net	(698)	1,619	10,931	(4,458)
Derivative gains, net	13,022	16	12,720	3,077
Foreign currency losses, net	(106)	(1,084)	(1,389)	(3,463)
Other, net	—	1	(1)	266
	8,256	(2,992)	8,337	(14,674)
Loss Before Income Tax Benefit and Equity in Earnings (Losses) of 50% or Less Owned Companies	(20,873)	(44,060)	(84,192)	(106,843)
Income Tax Benefit	(5,823)	(15,263)	(23,045)	(35,831)
Loss Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(15,050)	(28,797)	(61,147)	(71,012)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(7,306)	790	(5,297)	(364)
Net Loss	(22,356)	(28,007)	(66,444)	(71,376)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(1,881)	(74)	(4,582)	(904)
Net Loss attributable to SEACOR Marine Holdings Inc.	$(20,475)	$(27,933)	$(61,862)	$(70,472)

Basic Loss Per Common Share of SEACOR Marine Holdings Inc.	$(1.17)	$(1.58)	$(3.51)	$(3.99)
Diluted Loss Per Common Share of SEACOR Marine Holdings Inc.	$(1.25)	$(1.58)	$(3.51)	$(3.99)

Weighted Average Common Shares Outstanding:
Basic	17,550,663	17,671,356	17,617,420	17,671,356
Diluted	21,621,163	17,671,356	17,617,420	17,671,356

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except per share data, unaudited)

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Operating Revenues:
Time charter	$45,267	$38,803	$30,730	$38,047	$47,473
Bareboat charter	1,168	1,156	1,143	1,169	1,967
Other marine services	1,378	2,364	2,431	5,145	4,685
	47,813	42,323	34,304	44,361	54,125
Costs and Expenses:
Operating, excluding leased-in equipment	38,422	40,792	29,788	28,459	36,628
Operating, leased-in equipment	2,836	3,690	3,591	4,212	4,531
Administrative and general	10,318	21,705	11,826	14,393	10,588
Depreciation and amortization	15,622	14,633	12,503	13,764	14,213
	67,198	80,820	57,708	60,828	65,960
Gains (Losses) on Asset Dispositions and Impairments, Net	(9,744)	(6,318)	4,819	(66,252)	(29,233)
Operating Loss	(29,129)	(44,815)	(18,585)	(82,719)	(41,068)
Other Income (Expense):
Interest income	354	275	850	1,087	973
Interest expense	(4,295)	(4,546)	(3,182)	(2,553)	(2,512)
SEACOR Holdings management fees	—	(1,283)	(1,925)	(1,925)	(1,925)
SEACOR Holdings guarantee fees	(21)	(75)	(76)	(78)	(80)
Marketable security gains (losses), net	(698)	(109)	11,738	4,413	1,619
Derivative gains (losses), net	13,022	(213)	(89)	(82)	16
Foreign currency gains (losses), net	(106)	(1,094)	(189)	151	(1,084)
Other, net	—	—	(1)	(1,756)	1
	8,256	(7,045)	7,126	(743)	(2,992)
Loss Before Income Tax Benefit and Equity in Earnings (Losses) of 50% or Less Owned Companies	(20,873)	(51,860)	(11,459)	(83,462)	(44,060)
Income Tax Benefit	(5,823)	(13,800)	(3,422)	(27,638)	(15,263)
Loss Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(15,050)	(38,060)	(8,037)	(55,824)	(28,797)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(7,306)	1,571	438	(5,950)	790
Net Loss	(22,356)	(36,489)	(7,599)	(61,774)	(28,007)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(1,881)	(2,497)	(204)	(199)	(74)
Net Loss attributable to SEACOR Marine Holdings Inc.	$(20,475)	$(33,992)	$(7,395)	$(61,575)	$(27,933)

Basic Loss Per Common Share of SEACOR Marine Holdings Inc.	$(1.17)	$(1.93)	$(0.42)	$(3.48)	$(1.58)
Diluted Loss Per Common Share of SEACOR Marine Holdings Inc.	$(1.25)	$(1.93)	$(0.42)	$(3.48)	$(1.58)

Weighted Average Common Shares of Outstanding:
Basic	17,551	17,632	17,671	17,671	17,671
Diluted	21,621	17,632	17,671	17,671	17,671
Common Shares Outstanding at Period End	17,671	17,671	17,671	17,671	17,671

SEACOR MARINE HOLDINGS INC. TIME CHARTER STATISTICS (unaudited)

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Rates Per Day Worked:
Anchor handling towing supply	$9,766	$10,774	$13,341	$13,686	$16,469
Fast support	7,999	8,086	7,417	7,875	7,848
Supply	6,279	6,028	11,707	6,298	5,935
Standby safety	8,650	8,457	8,131	8,284	8,904
Specialty	—	12,000	—	37,024	30,593
Liftboats	11,899	10,315	9,782	13,486	16,822
Overall Average Rates Per Day Worked (excluding wind farm utility)	8,565	8,431	8,272	9,093	10,089
Wind farm utility	2,220	2,124	2,005	2,104	2,260
Overall Average Rates Per Day Worked	6,006	5,649	5,726	6,308	6,834

Utilization:
Anchor handling towing supply	25%	24%	15%	20%	27%
Fast support	49%	43%	44%	47%	62%
Supply	65%	48%	20%	19%	31%
Standby safety	84%	80%	80%	81%	78%
Specialty	—%	5%	—%	23%	58%
Liftboats	28%	16%	1%	1%	8%
Overall Fleet Utilization (excluding wind farm utility)	49%	43%	38%	39%	47%
Wind farm utility	89%	90%	65%	71%	86%
Overall Fleet Utilization	60%	56%	46%	47%	58%

Available Days:
Anchor handling towing supply	1,288	1,274	1,260	1,564	1,483
Fast support	3,885	3,684	3,212	3,312	2,389
Supply	507	580	630	953	1,109
Standby safety	1,840	1,820	1,800	1,840	1,989
Specialty	276	273	270	337	276
Liftboats	1,380	1,365	1,265	1,380	1,380
Overall Fleet Available Days (excluding wind farm utility)	9,176	8,996	8,437	9,386	8,626
Wind farm utility	3,404	3,367	3,330	3,404	3,345
Overall Fleet Available Days	12,580	12,363	11,767	12,790	11,971

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (in thousands, except for statistics, unaudited)

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
United States, primarily Gulf of Mexico
Operating revenues:
Time charter	$4,587	$4,889	$2,995	$2,694	$6,440
Other marine services	1,116	1,198	826	906	1,083
	5,703	6,087	3,821	3,600	7,523

Personnel	4,455	4,183	3,130	3,310	4,865
Repairs and maintenance	1,289	937	737	551	768
Drydocking	1,109	310	573	19	(8)
Insurance and loss reserves	598	1,205	805	484	1,200
Fuel, lubes and supplies	249	545	310	112	533
Other	123	51	72	(36)	118
	7,823	7,231	5,627	4,440	7,476
Direct Vessel Profit (Loss)	$(2,120)	$(1,144)	$(1,806)	$(840)	$47

Leased-in equipment (included in operating costs and expenses)	$1,870	$2,205	$2,211	$2,215	$2,040
Time Charter Statistics:
Overall average rates per day worked	$7,212	$9,619	$10,133	$9,316	$13,810
Overall fleet utilization	16%	13%	7%	7%	14%
Overall fleet available days	3,859	4,063	3,998	4,169	3,264
Out-of-service days for repairs, maintenance and drydockings	338	221	159	32	8
Out-of-service days for cold-stacked status	2,746	3,070	3,456	3,794	2,466

Africa, primarily West Africa
Operating revenues:
Time charter	$9,700	$7,786	$5,847	$8,072	$8,593
Other marine services	(310)	215	192	582	238
	9,390	8,001	6,039	8,654	8,831
Direct operating expenses:
Personnel	3,588	3,428	2,608	3,024	3,195
Repairs and maintenance	1,324	3,234	544	694	441
Drydocking	311	683	1,057	(103)	617
Insurance and loss reserves	157	357	182	144	147
Fuel, lubes and supplies	693	704	559	790	748
Other	704	871	646	221	890
	6,777	9,277	5,596	4,770	6,038
Direct Vessel Profit (Loss)	$2,613	$(1,276)	$443	$3,884	$2,793

Leased-in equipment (included in operating costs and expenses)	$966	$969	$970	$972	$974
Time Charter Statistics:
Overall average rates per day worked	$10,611	$10,348	$9,388	$10,511	$9,858
Overall fleet utilization	71%	67%	61%	53%	62%
Overall fleet available days	1,283	1,123	1,019	1,445	1,401
Out-of-service days for repairs, maintenance and drydockings	79	125	19	56	58
Out-of-service days for cold-stacked status	184	91	180	507	289

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except for statistics, unaudited)

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Middle East and Asia
Operating revenues:
Time charter	$9,490	$7,415	$5,823	$10,187	$12,763
Other marine services	(341)	109	877	2,935	2,566
	9,149	7,524	6,700	13,122	15,329
Direct operating expenses:
Personnel	4,731	4,147	3,123	4,367	4,778
Repairs and maintenance	2,309	3,947	576	1,539	1,394
Drydocking	(102)	358	158	5	719
Insurance and loss reserves	363	353	346	118	199
Fuel, lubes and supplies	1,115	908	524	802	961
Other	1,192	1,061	1,465	851	790
	9,608	10,774	6,192	7,682	8,841
Direct Vessel Profit (Loss)	$(459)	$(3,250)	$508	$5,440	$6,488

Leased-in equipment (included in operating costs and expenses)	$—	$516	$346	$836	$1,254
Time Charter Statistics:
Overall average rates per day worked	$7,138	$6,580	$7,017	$9,083	$10,179
Overall fleet utilization	61%	55%	49%	58%	63%
Overall fleet available days	2,194	2,067	1,710	1,932	1,988
Out-of-service days for repairs, maintenance and drydockings	95	122	50	3	24
Out-of-service days for cold-stacked status	184	304	320	186	—

Brazil, Mexico, Central and South America
Operating revenues:
Time charter	$1,439	$—	$—	$—	$—
Bareboat charter	1,168	1,156	1,143	1,169	1,967
Other marine services	159	162	75	76	220
	2,766	1,318	1,218	1,245	2,187
Direct operating expenses:
Personnel	326	148	13	24	198
Repairs and maintenance	110	116	4	5	20
Insurance and loss reserves	75	4	7	6	—
Fuel, lubes and supplies	33	27	—	(172)	—
Other	69	3	1	—	(56)
	613	298	25	(137)	162
Direct Vessel Profit	$2,153	$1,020	$1,193	$1,382	$2,025

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$(1)	$180
Time Charter Statistics:
Overall average rates per day worked	$16,060	$—	$—	$—	$—
Overall fleet utilization	49%	—%	—%	—%	—%
Overall fleet available days	184	105	90	184	170
Out-of-service days for cold-stacked status	92	91	90	184	170

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except for statistics, unaudited)

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Europe, primarily North Sea
Operating revenues:
Time charter	$20,051	$18,713	$16,065	$17,094	$19,677
Other marine services	754	680	461	646	578
	20,805	19,393	16,526	17,740	20,255
Direct operating expenses:
Personnel	9,079	8,671	7,917	8,157	9,827
Repairs and maintenance	2,378	2,191	1,734	1,955	2,194
Drydocking	961	900	1,279	210	696
Insurance and loss reserves	203	207	219	240	163
Fuel, lubes and supplies	790	1,006	949	907	957
Other	190	237	250	235	274
	13,601	13,212	12,348	11,704	14,111
Direct Vessel Profit	$7,204	$6,181	$4,178	$6,036	$6,144

Leased-in equipment (included in operating costs and expenses)	$—	$—	$64	$190	$83
Time Charter Statistics:
Average rates per day worked - Standby safety	$8,650	$8,457	$8,131	$8,284	$8,904
Fleet utilization - Standby safety	84%	80%	80%	81%	78%
Fleet available days - Standby safety	1,840	1,820	1,800	1,840	1,989
Average rates per day worked - Wind farm utility	$2,221	$2,124	$2,005	$1,991	$2,083
Fleet utilization - Wind farm utility	94%	95%	69%	73%	89%
Fleet available days - Wind farm utility	3,220	3,185	3,150	3,220	3,161
Out-of-service days for repairs, maintenance and drydockings	110	124	173	130	136

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (NON-GAAP PRESENTATION) (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Cash Flows from Operating Activities:
Regional DVP(1)	$9,391	$1,531	$4,516	$15,902	$17,497
Operating, leased-in equipment (excluding amortization of deferred gains)	(4,845)	(5,740)	(5,641)	(6,262)	(6,580)
Administrative and general (excluding provisions for bad debts and amortization of restricted stock)	(11,139)	(22,596)	(10,267)	(10,113)	(10,588)
SEACOR Holdings management and guarantee fees	(21)	(1,358)	(2,001)	(2,003)	(2,005)
Other, net (excluding non-cash losses)	—	—	(1)	(272)	1
Dividends received from 50% or less owned companies	800	1,642	—	406	—
	(5,814)	(26,521)	(13,394)	(2,342)	(1,675)
Changes in operating assets and liabilities before interest and income taxes	(14,428)	18,635	24,903	(14,377)	(8,383)
Purchases of marketable securities	—	—	—	(14,321)	(286)
Proceeds from sale of marketable securities	—	—	51,877	—	—
Cash settlements on derivative transactions, net	(184)	(166)	(22)	(285)	(80)
Interest paid, excluding capitalized interest	(1,119)	(3,626)	—	(2,280)	1,238
Interest received	354	275	2,372	(291)	1,832
Income taxes (paid) refunded, net	2,599	(157)	(440)	21,208	(204)
Net cash provided by (used in) operating activities (GAAP Measure)	(18,592)	(11,560)	65,296	(12,688)	(7,558)
Cash Flows from Investing Activities:
Purchases of property and equipment, excluding capitalized interest	(22,796)	(17,006)	(9,484)	(16,153)	(35,202)
Capitalized interest paid	(754)	(1,654)	(659)	(1,925)	(1,764)
Cash settlements on derivative transactions, net	(45)	—	(324)	(342)	(31)
Proceeds from disposition of property and equipment	248	1,252	8,297	37,800	980
Construction reserve funds (deposits) withdrawals, net	22,344	15,678	(5,268)	(16,310)	6
Net investing activities in property and equipment	(1,003)	(1,730)	(7,438)	3,070	(36,011)
Net investing activities in 50% or less owned companies	(773)	(1,733)	4,956	(8,661)	(2,008)
Net investing activities in third party notes receivable	—	—	—	(380)	—
Net decrease (increase) in restricted cash	205	(13)	(349)	(67)	(1,120)
Cash assumed on consolidation of 50% or less owned companies	—	—	1,943	—	—
Business acquisitions, net of cash acquired	—	(9,751)	—	—	—
Net cash used in investing activities (GAAP Measure)	(1,571)	(13,227)	(888)	(6,038)	(39,139)
Cash Flows from Financing Activities:
Payments on long-term debt	(4,599)	(2,800)	(1,173)	(2,027)	(487)
Proceeds from issuance of debt, net of issue costs	3,622	(173)	3,396	6,564	13,920
Distribution of SEACOR Marine restricted stock to Company personnel by SEACOR Holdings	—	(2,656)	—	—	—
Purchase of subsidiary shares from noncontrolling interests	—	(3,693)	—	—	—
Net cash provided by (used in) financing activities (GAAP Measure)	(977)	(9,322)	2,223	4,537	13,433
Effects of Exchange Rate Changes on Cash and Cash Equivalents	539	858	269	(979)	(385)
Net Increase (Decrease) in Cash and Cash Equivalents	(20,601)	(33,251)	66,900	(15,168)	(33,649)
Cash and Cash Equivalents, Beginning of Period	150,958	184,209	117,309	132,477	166,126
Cash and Cash Equivalents, End of Period	$130,357	$150,958	$184,209	$117,309	$132,477
______________________

(1)
Direct vessel profit (defined as operating revenues less operating expenses excluding leased-in equipment and as presented in the preceding table, “DVP”) is our measure of segment profitability when applied to individual segments and a non-GAAP measure when applied on a consolidated basis for the combined fleet. We believe that DVP is a critical financial measure to analyze and compare the operating performance of our individual vessels, fleet categories and combined fleet, without regard to financing decisions (depreciation for owned vessels vs. leased-in expense for leased-in vessels). DVP is also useful when comparing our fleet’s performance against those of our competitors who may have differing fleet financing structures. DVP has material limitations as an analytical tool in that it does not reflect all of the costs associated with the operation of our fleet, and it should not be considered in isolation or used as a substitute for our results as reported under GAAP.

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$130,357	$150,958	$184,209	$117,309	$132,477
Restricted cash	1,619	1,824	1,811	1,462	1,120
Marketable securities	—	688	785	40,139	22,894
Receivables:
Trade, net of allowance for doubtful accounts	54,124	43,475	48,044	44,830	62,326
Due from SEACOR Holdings	—	—	—	19,102	—
Other	8,942	11,957	11,701	21,316	18,864
Inventories	3,786	3,376	3,421	3,058	3,165
Prepaid expenses and other	3,364	3,719	3,068	3,349	2,460
Total current assets	202,192	215,997	253,039	250,565	243,306
Property and Equipment:
Historical cost	1,204,409	1,155,155	1,089,176	958,759	1,058,048
Accumulated depreciation	(558,919)	(543,822)	(534,522)	(540,619)	(552,018)
	645,490	611,333	554,654	418,140	506,030
Construction in progress	60,597	90,335	83,710	123,801	122,633
Net property and equipment	706,087	701,668	638,364	541,941	628,663
Investments, at Equity, and Advances to 50% or Less Owned Companies	89,984	100,719	114,767	138,311	133,011
Construction Reserve Funds	45,455	67,799	83,477	78,209	61,899
Other Assets	6,213	6,072	6,176	6,093	20,048
	$1,049,931	$1,092,255	$1,095,823	$1,015,119	$1,086,927

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$30,858	81,593	$26,600	$20,400	$20,351
Accounts payable and accrued expenses	23,487	23,436	26,399	25,969	27,029
Due to SEACOR Holdings	663	3,519	1,827	—	2,497
Other current liabilities	54,210	47,014	46,055	34,647	39,233
Total current liabilities	109,218	155,562	100,881	81,016	89,110
Long-Term Debt	285,869	233,904	274,408	217,805	209,724
Conversion Option Liability on 3.75% Convertible Senior Notes	14,135	27,109	—	—	—
Deferred Income Taxes	106,389	117,332	121,028	124,945	131,225
Deferred Gains and Other Liabilities	36,314	39,324	38,820	41,198	44,374
Total liabilities	551,925	573,231	535,137	464,964	474,433
Equity:
SEACOR Marine Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	177	177	177	177	177
Additional paid-in capital	302,952	302,678	306,359	306,359	306,359
Retained earnings	187,550	208,025	242,017	249,412	310,987
Accumulated other comprehensive loss, net of tax	(8,685)	(9,690)	(10,679)	(11,337)	(11,024)
	481,994	501,190	537,874	544,611	606,499
Noncontrolling interests in subsidiaries	16,012	17,834	22,812	5,544	5,995
Total equity	498,006	519,024	560,686	550,155	612,494
	$1,049,931	$1,092,255	$1,095,823	$1,015,119	$1,086,927

SEACOR MARINE HOLDINGS INC. FLEET COUNTS (unaudited)

	Sep. 30, 2017(1)	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016

Anchor handling towing supply	23	25	25	25	27
Fast support	50	49	51	48	50
Supply	27	26	28	28	31
Standby safety	21	21	21	21	21
Specialty	6	6	6	6	7
Liftboats	15	15	15	15	15
Wind farm utility	41	40	40	40	40
	183	182	186	183	191
______________________

(1)	Excludes four owned and one leased-in offshore support vessels that have been retired and removed from service.

SEACOR MARINE HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF SEPTEMBER 30, 2017 (unaudited)

	2018				2019				2020
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Total

Fast support	—	—	—	1	—	1	—	1	—	1	4
Supply	1	—	1	—	1	—	—	—	—	—	3
Wind farm utility	1	—	1	—	—	—	—	—	—	—	2